Exhibit 4.1
2007 STOCK PLAN
OF
SPARTA, INC.
1.	OBJECTIVES OF THE PLAN
     This 2007 Stock Plan of SPARTA, Inc. (the “Plan”) is intended to encourage ownership of Common Stock of SPARTA, Inc., a Delaware corporation (the “Corporation”), by key employees (including employees of any subsidiary of the Corporation) and directors who contribute to the success of the Corporation. By extending to such persons the opportunity to achieve a proprietary interest in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible to attract and retain the best available talent and by providing incentives for employees and directors to exert their best efforts to increase the value of the stock of the Corporation.
2.	STOCK RESERVED FOR THE PLAN
     The total number of shares of the Common Stock of the Corporation reserved for issuance under the Plan shall not exceed 10,000,000 shares. Such shares shall be comprised of authorized but unissued shares of the Corporation’s Common Stock, and/or Treasury shares. The limitation established by the first sentence of this Section 2 shall be subject to adjustment as provided in Section 13 below. If any option granted under the Plan expires or terminates for any reason without being exercised in full, then the unpurchased shares subject thereto shall again be available for the grant of new options or the issuance of new stock bonuses or rights to purchase under the Plan.
3. ADMINISTRATION OF THE PLAN
     The Plan shall be administered by the Chief Executive Officer of the Corporation. 1 Subject to the express provisions of the Plan, the Administrator shall have full authority, in his or its discretion, to determine the individuals to whom, and the time or times at which, options, stock bonuses or rights to purchase shall be granted under the Plan, and the number of shares to be subject to such options, stock bonuses or rights to purchase. In making such determinations, the Administrator may take into account the nature of the services rendered by persons the Administrator deems eligible hereunder, and such other factors as the Administrator in his or its discretion shall deem relevant. Subject to the express provisions of the Plan, the Administrator shall also have full authority to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan.

[1]	The Board of Directors may at any time designate an officer or other employee of the Corporation, the Board itself, any member of the Board, or a committee of the Board, to act as Plan administrator pursuant to Section 3 in place of the Chief Executive Officer. The Chief Executive Officer or other individual or group administering the Plan pursuant to the immediately preceding sentence shall hereinafter be referred to as the “Administrator.”

     Each option granted under the Plan shall be evidenced by a written option agreement in such form as the Administrator shall deem appropriate.
4.	PLAN DURATION
     All stock options, stock bonuses and rights to purchase granted under the Plan must be granted no later than the day immediately preceding the tenth anniversary of the date on which the Plan is adopted by the Corporation’s Board of Directors.
5.	PARTICIPATION
     Options, stock bonuses and rights to purchase may be granted only to full-time or near full-time, non-temporary employees of the Corporation or any subsidiary of the Corporation, and members of the Corporation’s Board of Directors, as selected by the Administrator. However, options, stock bonuses and rights to purchase may be granted to full-time employees in recognition of contributions previously made while such persons were part-time employees or consultants of the Corporation or a subsidiary of the Corporation. Stock bonuses may not be granted under the Plan to any person who, at the time of the grant of the stock bonus, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the Corporation.
6.	EXERCISE AND PURCHASE PRICE, DETERMINATION OF FAIR MARKET VALUE, AND NOTICE, ETC.
     (a) Exercise Price. The exercise price of each option granted and the purchase price of shares for which rights to purchase are offered under the Plan shall be an amount equal to the Fair Market Value (as defined below) of the Corporation’s Common Stock on the date of grant of the option or offer of the right of purchase; provided, however, that the exercise price of any option granted, and the purchase price of shares under any right of purchase offered, to any person who, at the time of grant of the option or offer of the right of purchase, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the Corporation, shall not be less than 110% of the Fair Market Value of the Corporation’s Common Stock on the date of grant of the option or offer of the right of purchase. The exercise price of options granted and the purchase price of shares subject to rights of purchase offered under the Plan shall be subject to adjustment as provided in Section 13 below.
     (b) Determination of Fair Market Value. For purposes of this Plan, ”Fair Market Value” as of any specific date shall mean, (i) if the Common Stock is then traded in the over-the-counter market but is not listed or admitted to trading on a stock exchange, the average of the closing bid price and asked price of the Common Stock in the over-the-counter market on such date, or, if no closing bid and asked prices are quoted on such date, the average of the closing bid and asked prices on the next preceding date on which such prices are quoted, (ii) if the Common Stock is then listed or admitted to trading on any stock exchange, the closing sale price on such date on the principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no sale takes place on such date on such principal exchange, then the closing sale price of the Common Stock on such exchange on the next preceding date on which a sale occurred, or (iii) during such times as there is not a market price available, the Formula Price (as defined below) in effect on such date.
     (c) Formula Price. As used in this Plan, “Formula Price” shall mean the price determined pursuant to the formula adopted by the Board of Directors of the Corporation for the purpose of determining the fair market value of the Corporation’s Common Stock, as such formula may be modified from time to time by the Board of Directors.
     (d) Notice, Etc. All persons to whom options, stock bonuses or rights to purchase have been granted under the Plan during a fiscal year shall be notified of such grants within 60 days following the end of that fiscal year. Such notices will identify the number of shares subject to each option, stock bonus or right of purchase granted, the date of grant of the same, and the exercise or purchase price thereof. Subject to Section 18 below, the exercise price of each option granted and the purchase price of each right to purchase offered under the Plan shall be paid in full in cash upon the exercise of the same. The proceeds of sale of stock subject to options or rights to purchase are to be added to the general funds of the corporation and used for such corporate purposes as the Board of Directors shall determine.
     (e) Withholding. The Corporation shall be entitled to deduct from other compensation payable to each participant under the Plan any sums required by federal, state or local tax law to be withheld with respect to the exercise of an option or right to purchase, or with respect to any stock bonus, but, in the alternative, the Corporation may require the party receiving or exercising the same to pay, or such party may pay, such sums to the Corporation.
7.	TERM OF OPTIONS
     The term of each option granted under the Plan shall not be more than ten years from the date of grant.
8.	EXERCISE OF OPTIONS; VESTING
     (a) Vesting, Etc. Options granted under the Plan may be exercised only to the extent that the right to exercise the same shall have vested in the optionee. The vesting schedule for each option granted under the Plan shall be determined by the Administrator at the time of the grant of the option; provided, however, that (except as stated in the following sentence) the exercisability of each option granted under the Plan shall vest at a rate of not less than 20% per year, and shall vest in full over a period of not more than five years following the date of grant of the option. Notwithstanding the foregoing, in the case of an option granted to an officer or director of the Corporation, the exercisability of the option may vest at such time or times or during such period as is determined by the Administrator at the time of the grant of the option. To the extent that an option has vested, the same shall be exercisable, in whole at any time, or in part from time to time, at the discretion of the optionee during the term of the option. The holder of an option granted under the Plan shall not have any of the rights of a stockholder with respect to the shares covered by his or her option until such shares shall be issued to him or her upon the due exercise of the option.

     (b) Leaves of Absence. Vesting of options and shares acquired as stock bonuses or upon exercise of rights to purchase shall not be interrupted due to any leave of absence by the holder thereof for a period of less than or equal to 90 days, or due to any leave of absence in excess of 90 days provided that the holder thereafter returns to full-time employment with the Corporation or a subsidiary of the Corporation for a period of at least one full year. However, if a holder, subsequent to a leave of absence in excess of 90 days, shall cease to be a full-time employee of the Corporation or a subsidiary of the Corporation for any reason whatsoever prior to the expiration of one year following his or her return from such leave of absence, vesting of all options held by such person and of all shares acquired by such person as stock bonuses or upon exercise of rights to purchase shall be deemed to have ceased as of the date of commencement of such leave of absence.
9.	NON-TRANSFERABILITY
     No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and an option may be exercised, during the lifetime of the person receiving the same, only by him or her. No stock bonus or right to purchase granted under the Plan shall be transferable under any circumstances.
10.	EFFECT ON OPTIONS OF TERMINATION OF EMPLOYMENT OR STATUS AS A DIRECTOR
     (a) Termination of Association Other Than in the Event of Death or Disability. In the event of an optionee’s Termination of Association with the Corporation (as hereinafter defined) for any reason other than his or her death or disability, (i) all options granted to such optionee pursuant to the Plan which are not exercisable at the date of such Termination of Association shall terminate immediately and become void and of no effect, and (ii) all options granted to such optionee pursuant to the Plan which are exercisable at the date of such Termination of Association may be exercised (but only to the extent they were exercisable as of the date of such Termination of Association) at any time within a period following the date of such Termination of Association specified by the Administrator (which period shall not be less than thirty days), but in any event no later than the date of expiration of the option, and if not so exercised within such time shall become void and of no effect at the end of such time. For purposes of this Plan, “Termination of Association” or the like shall mean (A) for any person who is an employee of the Corporation or a subsidiary of the Corporation, the cessation of such person’s employment with the Corporation or such subsidiary, unless, following the cessation of such person’s employment, such person continues to be a director of the Corporation, and (B) for any person who is a director of the Corporation, the cessation of such person’s status as a director of the Corporation, unless, following the cessation of such person’s status as a director of the Corporation, such person continues to be an employee of the Corporation or a subsidiary of the Corporation.

     (b) Termination of Association in the Event of Death or Disability. In the event of an optionee’s Termination of Association with the Corporation by reason of his or her death or disability, (i) all options granted to such optionee pursuant to the Plan which are not exercisable at the date of such Termination of Association shall terminate immediately and become void and of no effect, and (ii) all options granted to such optionee pursuant to the Plan which are exercisable at the date of such Termination of Association may be exercised (but only to the extent they were exercisable as of the date of such Termination of Association) at any time within a period following the date of such Termination of Association specified by the Administrator (which period shall not be less than six (6) months after the optionee’s death or disability), but in any event no later than the date of expiration of the option, and if not so exercised within such time shall become void and of no effect at the end of such time.
11.	TERMS AND CONDITIONS APPLICABLE TO RIGHTS OF PURCHASE UNDER THE PLAN
     After the Administrator shall have determined to offer to a person eligible to participate (hereinafter “offeree”) the right to purchase shares under the Plan, it shall cause to be delivered to the offeree a written notice thereof, together with a Stock Purchase Agreement which shall constitute the Corporation’s offer of the right to purchase and shall contain the terms and conditions of purchase, including, without limitation, the number of shares which the offeree shall be entitled to purchase, the purchase price per share, any other terms, conditions or restrictions relating thereto, and the number of days or period the offeree shall have to accept such offer. The execution and delivery of the Stock Purchase Agreement by the offeree to the Corporation within such number of days or period shall constitute acceptance of the offer and such Stock Purchase Agreement shall, thereupon, become a binding obligation of the Corporation and the offeree. Each Stock Purchase Agreement shall be in such form as the Administrator shall, from time to time, recommend, but shall comply with and be subject to the following terms and conditions:
     (a) Number of Shares. The Stock Purchase Agreement shall state the total number of shares which the offeree shall be entitled to purchase and whether or not the offeree may purchase less than all of the shares offered.
     (b) Term of Offer. The Stock Purchase Agreement shall specify the number of days or other period the offeree shall have to accept the offer, not to exceed 90 days from the date of such offer. If not accepted by the offeree within such number of days or other period, the offer shall automatically terminate upon the expiration thereof, and the offer shall thereupon be null and void and without further effect, except that the Administrator may extend such number of days or other period available for acceptance, not to exceed an additional 90 days. Acceptance of the offer shall occur when the offeree has executed and redelivered to the Corporation at least two counterparts of the Stock Purchase Agreement in the form delivered to him by the Corporation and, to be effective, such acceptance must be without condition or reservation of any kind whatsoever.

     (c) Vesting. The Administrator may, in his or its discretion, provide that the shares purchased under any right of purchase granted under the Plan shall “vest” in full immediately, or in such increments and over such periods of time as may be determined by the Administrator; provided, however, that (except as stated in the following sentence) the shares purchased under each right to purchase granted under the Plan shall vest at a rate of not less than 20% per year over a period of not more than five years following the date of the grant of the right to purchase. Notwithstanding the foregoing, in the case of a right to purchase granted to an officer or director of the Company, the shares purchased thereunder may vest at such time or times or during such period as is determined by the Administrator at the time of the grant of the right to purchase.
12.	TERMS AND CONDITIONS APPLICABLE TO STOCK BONUSES UNDER THE PLAN
     The Administrator may, in his or its discretion, provide that the shares acquired under any stock bonus granted under the Plan shall “vest” in full immediately, or in such increments and over such periods of time as may be determined by the Administrator; provided, however, that (except as stated in the following sentence) the shares acquired under each stock bonus granted under the Plan shall vest at a rate of not less than 20% per year over a period of not more than five years following the date of the grant of the stock bonus. Notwithstanding the foregoing, in the case of a stock bonus granted to an officer or director of the Corporation, the shares acquired thereunder may vest at such time or times or during such period as is determined by the Administrator at the time of the grant of the stock bonus.
13.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND CORPORATION CHANGES
     If the outstanding shares of the Common Stock of the Corporation are changed into, or exchanged for a different number or kind of shares or securities of the Corporation through recapitalization or reclassification, or if the number of outstanding shares is changed through a stock split, stock dividend or reverse stock split, an appropriate adjustment shall be made in the number and kind of shares as to which options, rights to purchase and stock bonuses may thereafter be granted. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and rights to purchase, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in an outstanding option or right to purchase, however, shall be made without change in the total price applicable to the unexercised portion of the option or right to purchase but with a corresponding adjustment in the price for each share covered by the option or right to purchase.
     In the event that the Corporation at any time (i) merges into, consolidates with or enters into any other reorganization (including the sale of substantially all of its assets) in which the Corporation is not the surviving corporation, or (ii) enters into a merger or other reorganization as a result of which the outstanding shares of Common Stock of the Corporation are changed into or exchanged for shares of the capital stock or other securities of another corporation or for cash or other property, then the Plan and all unexercised options and rights to purchase granted hereunder shall terminate concurrently with the effective date of such transaction, unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options and rights to purchase theretofore granted, or the substitution for such options and rights to purchase of new options and rights to purchase covering the shares of a successor corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and the options and rights to purchase theretofore granted or the new options and rights to purchase substituted therefor, shall continue in the manner and under the terms so provided. If such provision is not made in such transaction for the continuance of the Plan and the assumption of options and rights to purchase theretofore granted or the substitution for such options and rights to purchase of new options and rights to purchase covering the shares of a successor corporation, then the Board of Directors shall cause written notice of the proposed transaction to be given to the persons holding options and rights to purchase not less than 20 days prior to the anticipated effective date of the proposed transaction, and the vesting of all options and rights to purchase shall be accelerated immediately prior to the consummation of the proposed transaction and, therefore, concurrent with the effective date of the proposed transaction, such persons shall have the right to exercise options and rights to purchase in respect of any or all shares then subject thereto. In such event, all options and rights of purchase outstanding under the Plan, to the extent not so exercised, shall, concurrently with the effective date of the proposed transaction, automatically expire and shall thereafter be void and of no effect.
     Adjustments under this Section 13 shall be made by the Board of Directors, whose determination as to what adjustments shall be made shall be final and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.
14.	CONTINUATION OF EMPLOYMENT OR DIRECTORSHIP
     Neither the existence of the Plan nor the grant of any option, right to purchase or stock bonus under the Plan shall impose any obligation on the Corporation or its shareholder to continue the directorship or employment with the Corporation or its subsidiaries of any participant in the Plan.
15.	GOVERNMENT AND STOCK EXCHANGE REGULATIONS
     The Corporation shall not be required to issue any shares upon the exercise of any option or acceptance of any right to purchase unless and until any then applicable requirements of the Securities and Exchange Commission, other regulatory agencies having jurisdiction and of any exchanges upon which stock of the Corporation may be listed, shall have been fully complied with.
16.	INFORMATION TO OPTIONEES
     The Corporation shall provide to each holder of an outstanding option under the Plan a copy of the Corporation’s financial statements for each fiscal year of the Corporation within a reasonable time after such financial statements are prepared and approved by the Corporation’s management. The Corporation shall also provide each holder of an outstanding option under the

Plan with a copy of any annual or other report generally distributed by the Corporation to its shareholders.
17.	AMENDMENT AND TERMINATION
     The Plan may be terminated, modified, or amended by the stockholders of the Corporation or by the Board of Directors at any time they shall deem advisable; provided, however, that no such amendment shall adversely affect rights and obligations of an option holder with respect to options at the time outstanding under the Plan unless the option holder consents to such amendment.
18.	LOANS
     The Administrator may, in his or its discretion, assist any person to whom options or rights to purchase have been granted under the Plan (including any such person who is an officer or director of the Corporation) in the exercise of one or more options or rights to purchase under the Plan, including the satisfaction of any federal and state income and employment tax liabilities arising therefrom, by authorizing the extension of a loan from the Corporation to such person. Any such loan shall be extended on such terms and conditions, with such security and with such repayment provisions (which may include automatic payroll deductions) as the Administrator may deem appropriate. Loans may be granted with or without security, collateral or interest, but the maximum credit available to any person shall not exceed the aggregate exercise price payable for the purchased shares.
19.	RESTRICTIONS ON TRANSFER AND RIGHTS OF FIRST REFUSAL
     Pursuant to the Corporation’s Certificate of Incorporation, the shares of the Corporation’s Common Stock, including those issued under the Plan, are subject to (i) certain significant restrictions on transferability, (ii) the Corporation’s right to repurchase such shares in the event of the holder’s Termination of Association with the Corporation, and (iii) the Corporation’s right of first refusal in the event that the holder desires to transfer his or her shares.
20.	SHAREHOLDER APPROVAL
     Shareholder approval of the Plan shall be obtained in accordance with applicable law within twelve months following the date on which the Plan is adopted by the Corporation’s Board of Directors. Any option granted under the Plan which is exercised before shareholder approval is obtained, and any shares otherwise purchased under the Plan before shareholder approval is obtained, must be rescinded if shareholder approval is not obtained within twelve months following the date on which the Plan is adopted by the Corporation’s Board of Directors.
End of Plan